Exhibit 99.01

CANNASYS, INC. ANNOUNCES LETTER OF INTENT TO ACQUIRE CITIZENTOKE FROM BETAKILLERS, LLC
DENVER, May 09, 2016 (GLOBE NEWSWIRE) -- CannaSys, Inc. (OTC QB:MJTK), a leading marketing, branding and technology company focused on the regulated cannabis industry, today announced it has signed a letter of intent to acquire CitizenToke, an innovative new deals communication platform for the cannabis industry, from BetaKillers, LLC, a Denver based innovation laboratory and development firm. Terms were not disclosed.
CitizenToke, initially a mobile web based platform, will communicate deals and distribute coupons to cannabis consumers and patients through a unique text message based system. The system is designed not only to enhance consumer's retail experience but also provide incentive for consumers to download and redeem coupons in a timely manner.
Ben Tyson, co-founder of BetaKillers, noted, "The launch of CitizenToke will disrupt the way in which consumers interact with retailers in the regulated cannabis industry. In partnership with CannaSys, we believe we can more effectively democratize the way consumers and patients receive timely, interactive deals from dispensaries."
BetaKillers, in partnership with CannaSys, is readying CitizenToke's launch into the market in partnership with several launch partners. As part of the transaction, BetaKillers' core team will work with CannaSys to launch and bring to market the CitizenToke product, including providing timely enhancements and ongoing marketing support.
"We are excited to launch our new product partnership with BetaKillers, a sophisticated group of developers with a keen eye for the consumer," said Michael Tew, CEO of CannaSys. "We have big plans for CitizenToke. Leveraging our existing partnerships, we believe CitizenToke will completely turn upside down the way cannabis retailers communicate with consumers and we are looking forward to bringing it to market."
About CannaSys, Inc.
CannaSys is a leading technology solutions, marketing, and branding company in the regulated cannabis industry. Its core products are delivered "software as a service" to facilitate point-of-purchase transactions, customer relationship marketing solutions, and regulated cannabis laboratory information management systems. CannaSys plans to develop, acquire, and build strategic relationships with other businesses in order to bring additional solutions to market in both established and developing medical and recreational cannabis states. For more information, please visit www.cannasys.com.
About BetaKillers, LLC
Beta Killers is a full-service innovation laboratory focused on developing radical new approaches to business-to-consumer interactions. Through identifying and anticipating problems in today's rapidly-changing technology environment, BetaKillers innovates clever solutions based on three core principles: simplicity, functionality, and beauty. BetaKillers first wireframes these solutions, then fleshes them out to fully-functional, market-ready prototypes. Beta Killers innovates across a wide array of industries, with a particular focus on the cannabis industry. To learn more, please visit www.betakillers.com.

FORWARD-LOOKING STATEMENTS
This release includes forward-looking statements. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including without limitation, continued acceptance of CannaSys's products, increased levels of competition for CannaSys, new products and technological changes, CannaSys's dependence on third-party suppliers, and other risks detailed from time to time in CannaSys's periodic reports filed with the Securities and Exchange Commission.
Contact:
CannaSys, Inc.
Michael A. Tew
Chief Executive Officer
Tel: 720.420.1290
Email: michael.tew@cannasys.com
Web: www.cannasys.com